Filed pursuant to Rule 424(b)(3)

Registration No. 333-275243

PROSPECTUS SUPPLEMENT No. 2

(to Prospectus dated June 5, 2024)

Falcon’s Beyond Global, Inc.

5,380,360 Shares of Class A Common Stock Underlying Warrants (For Issuance)

119,096,355 Shares of Class A Common Stock (For Resale)

This prospectus supplement No. 2 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated June 5, 2024 (the “Prospectus”) relating to the issuance of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Falcon’s Beyond Global, Inc. (the “Company”) upon the exercise of warrants of the Company (“Warrants”) and the resale from time to time of shares of Class A Common Stock by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto. Any information in the Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement. This Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

Our shares of Class A Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “FBYD” and “FBYDW,” respectively. On November 6, 2024, the closing price of our Class A Common Stock was $9.28 per share and the closing price for our Warrants was $0.99 per Warrant.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 9 OF THE PROSPECTUS BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

This Supplement to the Prospectus is dated November 7, 2024.

EXPLANATORY NOTE

This Supplement updates and supplements the Prospectus to (i) provide the disclosure regarding the increase in the number of directors on the board of directors (the “Board”) of the Company and the appointment of a new director, the stock dividend declared on September 30, 2024, and the forfeiture of the earnout shares and units being held in escrow (the “Earnout Forfeiture”) that were contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on October 2, 2024, (ii) provide disclosure regarding the entry into certain loan agreements that were described in our current report on Form 8-K, filed with the SEC on October 24, 2024 and (iii) update the table of Selling Securityholders (as defined in the Prospectus) to reflect the Earnout Forfeiture and certain sales and distributions that have been made as permitted under the “Plan of Distribution” included in the Prospectus.

Increase in Size of the Board and Appointment of New Director

The following information is intended to supplement the disclosure in the Prospectus on pages 108 through 114 to reflect the addition of Gino P. Lucadamo as a non-employee director of the Company.

Effective September 30, 2024, the Board increased the number of directors on the Board from six to seven and elected Gino P. Lucadamo to serve as a director of the Company. Mr. Lucadamo was also appointed to serve on the Board’s Audit Committee effective September 30, 2024.

Gino P. Lucadamo, age 66, has served as a member of our Board since September 2024. Most recently, Mr. Lucadamo founded and served as President of East Construction Management, a company focused on delivering services in hospitality, private aviation, hospitals, medical schools, and private education sectors nationwide, a position he held from 2010 to 2024. Mr. Lucadamo sold East Construction Management in 2024 and continues to provide the company with high-level advisory and consulting services.

Mr. Lucadamo is a Class III director serving until the third annual meeting of the Company’s stockholders after Closing.

Based on information provided by Mr. Lucadamo concerning his background, employment, and affiliations, our Board determined that Mr. Lucadamo did not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Lucadamo qualifies as “independent” as that term is defined under the Nasdaq Listing Rules. In making these determinations, our Board considered the relationships that Mr. Lucadamo has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock.

The Company’s audit committee consists of Sandy Beall, Jarrett T. Bostwick and Gino P. Lucadamo. Our Board determined that each of Mr. Beall, Mr. Lucadamo and Mr. Bostwick are independent and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. In addition, Mr. Beall and Mr. Bostwick qualify as our “audit committee financial experts,” as such term is defined in Item 407 of Regulation S-K.

Stock Dividend

On September 30, 2024, the Board declared a stock dividend of 0.2 shares of Class A Common Stock per share of Class A Common Stock outstanding, payable on December 17, 2024 to stockholders of record as of December 10, 2024 (the “Stock Dividend”). In lieu of fractional shares, cash will be distributed to each stockholder who would otherwise have been entitled to receive a fractional share, with the amount of cash to be determined based on the average closing price, rounded to the nearest penny, of the Company’s Class A Common Stock on Nasdaq for the five consecutive business days prior to the payment date of the stock dividend. Additionally, as a result of the Stock Dividend, holders of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) will receive a stock dividend of 0.2 shares of Class B Common Stock per share of Class B Common Stock outstanding, and the Falcon’s Beyond Global, LLC common units (the “Opco Units”) that are issued and outstanding will be adjusted to reflect the same economic equivalent of the Stock Dividend. Outstanding warrants, restricted stock units and other equity awards will be similarly adjusted in accordance with their terms.

A total of approximately 2,013,326 shares of Class A Common Stock and 11,469,323 shares of Class B Common Stock are expected to be issued in connection with the Stock Dividend.

Earnout Forfeiture

Fast Sponsor II LLC, Infinite Acquisitions Partners LLC (“Infinite”), Katmandu Ventures, LLC and Cilmar Ventures, LLC Series A (the “Earnout Participants”) agreed to forfeit the earnout shares and units being held in escrow for their benefit which were originally issued and to be earned based on the achievement of EBITDA and revenue targets pursuant to the Earnout Escrow Agreement dated as of October 6, 2023, by and among the Company and the Earnout Participants. On September 30, 2024, an aggregate of 437,500 shares of Class A Common Stock and 17,062,500 shares of Class B Common Stock and Opco Units were forfeited in connection with the Earnout Forfeiture.

Loan Agreements

Amended and Restated Credit Agreement

On October 18, 2024, the Company, through its wholly-owned subsidiary, Falcon’s Beyond Global, LLC (“Falcon’s OpCo”) entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), effective as of September 30, 2024, between Falcon’s OpCo and Infinite, a greater than 10% shareholder of the Company. The Amended and Restated Credit Agreement amends and restates the credit agreement, dated December 30, 2021, entered into by and between Katmandu Collections LLLP, as predecessor in interest to Infinite, and Falcon’s OpCo (the “Prior Credit Agreement”).

Under the Amended and Restated Credit Agreement, Infinite provided a ten-year revolving line of credit in the amount of up to $15 million (the “Revolving Line of Credit”). An aggregate principal amount of approximately $8 million has been borrowed and is outstanding under the Revolving Line of Credit, representing the amount of principal and unpaid accrued interest outstanding under the Prior Credit Agreement. The Revolving Line of Credit is unsecured, bears simple interest on the unpaid principal balance at the rate equal to the three-month Secured Overnight Financing Rate (SOFR) on the first day of the applicable quarter plus 2.75% per year, payable quarterly, and will mature on September 30, 2034. Falcon’s OpCo may, at its option, prepay any amounts due under the Amended and Restated Credit Agreement in whole or in part without penalty or premium.

Katmandu Loan Agreement

On October 18, 2024, the Company, through its indirect subsidiary, Katmandu Group, LLC (“Katmandu Group”), entered into a loan agreement (the “Katmandu Loan Agreement”), dated as of September 30, 2024, between Katmandu Group and Infinite. The Katmandu Loan Agreement terminates and replaces certain existing loans between Katmandu Group and Infinite (the “Prior Katmandu Loans”). The aggregate principal amount borrowed under the Katmandu Loan Agreement is $14,764,768.81, representing the amount of principal and unpaid accrued interest outstanding under such terminated agreements.

The Katmandu Loan Agreement is unsecured, bears interest at a rate of 8% per annum, payable quarterly in arrears, and will mature on September 30, 2034. The Katmandu Loan Agreement contains affirmative covenants relating to compliance by Katmandu Group with applicable anti-corruption and anti-money laundering laws and the preservation of Katmandu Group’s legal existence, and a negative covenant which restricts the ability of Falcon’s OpCo to consolidate with or merge with any other entity or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any person, subject to certain exceptions.

Updated Beneficial Ownership Table

Where the name of a beneficial owner identified in the table below also appears in the table in the Prospectus on pages 115 through 118, the information set forth in the table below regarding that beneficial owner supersedes and replaces the information regarding such beneficial owner in the Prospectus.

The following table shows information with respect to the beneficial ownership of our Common Stock as of November 6, 2024, for:

●	each person known to us to own beneficially 5% or more of our outstanding Common Stock;

●	each of our directors or director nominees;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

As of November 6, 2024, there were 11,066,629 shares of Class A Common Stock and 96,346,617 shares of Class B Common Stock issued and outstanding.

Name and Address of Beneficial Owner(1)	Number of Shares of Class A Common Stock	% Ownership of Class A Common Stock	Number of Shares of Class B Common Stock	% of Ownership of Class B Common Stock	% of Total Voting Power
5% Holders
FAST Sponsor II LLC(2)	712,500	6.4%	—	0.0%	*
Infinite Acquisitions Partners LLC(3)	2,139,640	19.3%	43,169,787	44.8%	42.2%
Katmandu Ventures, LLC(4)	1,745,906	15.8%	26,388,415	27.4%	26.2%
CilMar Ventures, LLC, Series A(5)	—	0.0%	26,388,415	27.4%	24.6%
Tillman’s Corner Trust(6)	2,026,444	17.6%	—	0.0%	1.6%
Judith E. Demerau(7)	2,155,446	17.6%	—	0.0%	1.6%
Directors and Executive Officers of the Company
Scott Demerau	—	0.0%	—	0.0%	0.0%
Cecil D. Magpuri(5)	—	0.0%	26,388,415	27.4%	24.6%
Simon Philips(8)	947	*	—	0.0%	0.0%
Joanne Merrill(9)	11,357	*	—	0.0%	0.0%
Bruce A. Brown(10)	2,250	*	—	0.0%	0.0%
Yvette Whittaker(11)	13,260	*	—	0.0%	0.0%
David Schaefer(12)	13,260	*	—	0.0%	0.0%
Sandy Beall	—	0.0%	—	0.0%	0.0%
Jarrett T. Bostwick	—	0.0%	—	0.0%	0.0%
Doug Jacob	—	0.0%	—	0.0%	0.0%
Gino P. Lucadamo	425,619	3.8%	—	0.0%	* %
All directors and executive officers as a group (11 individuals)	425,619	3.8%	26,388,415	27.4%	24.6%

*	Less than one percent
(1)	Unless otherwise noted, the business address of each person is c/o Falcon’s Beyond Global, Inc., 1768 Park Center Drive, Orlando, Florida 32835.
(2)	Represents the following securities held by FAST Sponsor II LLC (“Sponsor”): (i) 112,500 shares of Class A Common Stock initially issued as Earnout Shares pursuant to the Earnout Escrow Agreement which shares were earned and released to Sponsor from escrow following the filing of the 2023 Form 10-K and (ii) 600,000 Earnout Shares (after reflecting (x) 112,500 shares earned and 187,500 shares forfeited following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement and (y) 262,500 shares forfeited pursuant to the Earnout Forfeiture) which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. Sponsor holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which Sponsor agreed to vote or cause to be voted all such Earnout Shares held for Sponsor’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. FAST II Sponsor entered into an agreement with Universal Kat Holdings, LLC, effective as of September 30, 2024, pursuant to which Sponsor agreed to sell all of the Class A Common Stock it owns to Universal Kat, with such sale and purchase subject to conditions including the payment in full of the purchase price for the shares, to occur on or before May 15, 2025, and other closing conditions. As a result, Fast II Sponsor shall retain beneficial ownership over such shares until the closing of such transaction. FAST Sponsor II Manager LLC (“FAST Sponsor Manager”) is the manager of Sponsor and Garrett Schreiber is the sole member of FAST Sponsor Manager and has sole voting and investment discretion with respect to the securities held by Sponsor. The Sponsor’s business address is 109 Old Branchville Road, Ridgefield, CT 06877.

(3)	Represents the following securities held by Infinite Acquisitions Partners LLC (“Infinite Acquisitions”): (i) 225,000 shares of Class A Common Stock issued to Infinite Acquisitions upon conversion of the principal amount of $2.25 million outstanding under the Infinite Promissory Note, (ii) 4,309,880 shares of Class A Common Stock initially issued to Infinite Acquisitions as Falcon’s Opco Financing Units and Additional Falcon’s Opco Financing Unit Consideration, of which Infinite Acquisitions has converted 2,000,000 of such units into 2,000,000 shares of Class A Common Stock and has delivered 274,306 of such shares to Infinite Founder Series and sold 425,619 shares pursuant to the Prospectus, (iii) 22,272,939 shares of Class A Common Stock issuable upon the redemption of 22,272,939 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, which units were initially issued to Infinite Acquisitions prior to the Business Combination, (iv) 75,000 shares of Class A Common Stock initially issued as Earnout Shares pursuant to the Earnout Escrow Agreement, which shares were earned and released to Infinite Acquisitions from escrow following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement, (v) 5,026,608 shares of Class A Common Stock issuable upon the redemption of 5,026,608 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, initially issued as Earnout Units and Earnout Shares pursuant to the Earnout Escrow Agreement, which units and shares were earned and released to Infinite Acquisitions from escrow following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement, and (vi)(x) 400,000 Earnout Shares in the form of Class A Common Stock (after reflecting (I) 75,000 shares earned and 125,000 shares forfeited following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement and (II) 175,000 shares forfeited pursuant to the Earnout Forfeiture) and (y) 13,000,000 Earnout Shares in the form of Earnout Units and an equal number of shares of Class B Common Stock (after reflecting (I) 5,026,608 shares and units earned and 6,350,000 shares and units forfeited following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement and (II) 8,890,000 shares and units forfeited pursuant to the Earnout Forfeiture) which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. Infinite Acquisitions holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which Infinite Acquisitions agreed to vote or cause to be voted all such Earnout Shares held for Infinite Acquisitions’ benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. Includes up to 35,907,551 shares of Class A Common Stock which Infinite Acquisitions is obligated to deliver to Infinite Founder Series pursuant to the terms of a redemption agreement between Infinite Acquisitions and Infinite Founder Series. Beginning on or about February 14, 2024 and continuing on each February 14 on an annual basis for eight years thereafter, Infinite Acquisitions is obligated to transfer to Infinite Founder Series up to an aggregate of up to 35,907,551 shares of Class A Common Stock, consisting of up to 13,441,004 shares of Class A Common Stock which may be received by Infinite Acquisitions upon redemption of an equal number of units of Falcon’s Opco and up to an additional 22,466,547 shares of Class A Common Stock which may be received by Infinite Acquisitions upon redemption of an equal number of units of Falcon’s Opco if the criteria for release under the Earnout Escrow Agreement is met. The number of shares of Class A Common Stock to be delivered at each payment date is to be reduced by up to 20% of the amount deliverable, subject to an implied minimum share price of $10 per share. In February 2024, Infinite Acquisitions initiated the delivery of 273,413 shares of Class A Common Stock in satisfaction of the first of the required transfers under the Founder Series Redemption Obligation. Erudite Cria, Inc. (“Infinite Manager”) is the manager of Infinite Acquisitions and has voting and investment discretion with the respect to the securities held by Infinite Acquisitions. Investment and voting decisions at Infinite Manager with respect to the securities held by Infinite Acquisitions are made by the board of directors of Infinite Manager. The directors of Infinite Manager are: Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau. Each director has one vote on all matters presented to the board of Infinite Manager, except that the chairman of the board of directors, Lucas Demerau, has two votes on all matters presented to the board of Infinite Manager. Lucas Demerau, Nathan Markey, and Cory Demerau are the adult children of Scott Demerau and Julia Demerau. Their voting and investment decisions are not directly or indirectly influenced by Scott Demerau or Julia Demerau and there are no voting agreements among any of them with respect to the Company’s Common Stock. Therefore, no individual director of Infinite Manager is the beneficial owner, for purposes of Rule 13d-3 of the Exchange Act, of the securities held by Infinite Acquisitions. The address of Infinite Acquisitions is 2430 Pump Road #356, Henrico, Virginia 23233.

(4)	Represents the following securities held by Katmandu Ventures, LLC (“Katmandu Ventures”): (i) 1,745,906 shares of Class A Common Stock received from a third party in exchange for the assignment of indebtedness, of which 1,230,000 shares are subject to transfer restrictions until October 6, 2025, (ii) 12,245,469 shares of Class A Common Stock issuable upon the redemption of 12,245,469 units of Falcon’s Opco, issued to Katmandu Ventures prior to the Business Combination, and the simultaneous cancellation of an equal number of shares of Class B Common Stock of the Company, (iii) 1,142,946 shares of Class A Common Stock issuable upon the redemption of 1,142,946 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, initially issued as Earnout Units and Earnout Shares pursuant to the Earnout Escrow Agreement, which shares and units were earned and released to Katmandu Ventures from escrow following the filing of the 2023 Form 10-K, and (iii) 13,000,000 shares of Class A Common Stock issuable upon the redemption of 13,000,000 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, issued as Earnout Units and Earnout Shares pursuant to the Earnout Escrow Agreement (after reflecting (x) 1,142,946 shares and units earned and 2,918,750 shares and units forfeited following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement and (y) 4,086,250 shares and units forfeited pursuant to the Earnout Forfeiture) which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. Katmandu Ventures holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which Katmandu Ventures agreed to vote or cause to be voted all such Earnout Shares held for Katmandu Ventures’ benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. Jill K. Markey is the manager of Katmandu Ventures and has sole voting and investment discretion with respect to the securities held by Katmandu Ventures. Ms. Markey is the adult stepdaughter of the Company’s Executive Chairman, Scott Demerau. Her voting and investment decisions are not directly or indirectly influenced by Scott Demerau or Julia Demerau and there are no voting agreements among them with respect to the Company’s Common Stock. The address of Katmandu Ventures is 3420 Pump Road #140, Henrico, Virginia 23233.
(5)	Represents the following securities held by CilMar Ventures, LLC Series A (“CilMar”): (i) 12,245,469 shares of Class A Common Stock issuable upon the redemption of 12,245,469 units of Falcon’s Opco, issued to CilMar prior to the Business Combination, and the simultaneous cancellation of an equal number of shares of Class B Common Stock of the Company, (ii) 1,142,946 shares of Class A Common Stock issuable upon the redemption of 1,142,946 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, initially issued as Earnout Units and Earnout Shares pursuant to the Earnout Escrow Agreement, which shares and units were earned and released to CilMar from escrow following the filing of the 2023 Form 10-K, and (iii) 13,000,000 shares of Class A Common Stock issuable upon the redemption of 13,000,000 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, issued as Earnout Units and Earnout Shares pursuant to the Earnout Escrow Agreement (after reflecting (x) 1,142,946 shares and units earned and 2,918,750 shares and units forfeited following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement and (y) 4,086,250 shares and units forfeited pursuant to the Earnout Forfeiture) which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. CilMar holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which CilMar agreed to vote or cause to be voted all such Earnout Shares held for CilMar’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. Kaiao Kollective, LLC (“Kaiao Kollective”) is the manager of CilMar. Cecil De Los Reyes Magpuri and Marty Mathers Magpuri are the managers of Kaiao Kollective. Mr. and Mrs. Magpuri are married. Consequently, for purposes of SEC rules, Mr. and Mrs. Magpuri may be deemed to have controlling voting and dispositive power over the shares held directly by CilMar. The address of CilMar, Kaiao Kollective, and Mr. and Mrs. Magpuri is 11515 Waterstone Loop Drive, Windermere, FL 34786.
(6)	Based on a Schedule 13D filed with the SEC on February 13, 2024 by Tillman’s Corner Trust (“TC Trust”) and Ms. Christine E. Zellar-Church. Ms. Church is the trustee of TC Trust and exercises voting and dispositive power over such shares. The address of TC Trust and Ms. Church is 3420 Pump Rd #348, Henrico, Virginia 23233.
(7)	Represents the following securities beneficially owned by Judith E. Demerau: (i) 131,718 shares of Class A Common Stock held by Ms. Demerau directly and (ii) 2,023,728 shares held by Brass Ring Trust (“Brass Ring”). Ms. Demerau is the trustee of Brass Ring and exercises voting and dispositive power over such shares. Based on a Schedule 13D filed with the SEC on February 13, 2024 by Brass Ring and Ms. Demerau. The address of Brass Ring and Ms. Demerau is 3420 Pump Rd #348, Henrico, Virginia 23233.
(8)	Includes 947 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will vest within 60 days of the Record Date subject to continued employment or service through the first anniversary of the grant date. Does not include up to 5,367 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will not vest within 60 days of the Record Date. The RSUs will vest, subject to continued employment or service through the applicable vesting date: (1) 15% of the RSUs shall vest on the first anniversary of the grant date; (2) 17.5% of the RSUs shall vest on the second anniversary of the grant date; (3) 20% of the RSUs shall vest on the third anniversary of the grant date; (4) 22.5% of the RSUs shall vest on the fourth anniversary of the grant date; and (5) 25% of the RSUs shall vest on the fifth anniversary of the grant date.

(9)	Includes 11,357 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will vest within 60 days of the Record Date subject to continued employment or service through the first anniversary of the grant date. Does not include up to 64,364 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will not vest within 60 days of the Record Date. The RSUs will vest, subject to continued employment or service through the applicable vesting date: (1) 15% of the RSUs shall vest on the first anniversary of the grant date; (2) 17.5% of the RSUs shall vest on the second anniversary of the grant date; (3) 20% of the RSUs shall vest on the third anniversary of the grant date; (4) 22.5% of the RSUs shall vest on the fourth anniversary of the grant date; and (5) 25% of the RSUs shall vest on the fifth anniversary of the grant date.

(10)	Includes 2,250 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will vest within 60 days of the Record Date subject to continued employment or service through the first anniversary of the grant date. Does not include (i) up to 12,750 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan or (ii) up to 35,000 shares of Class A Common Stock underlying RSUs that were granted on May 21, 2024, in each case because such shares will not vest within 60 days of the Record Date. The RSUs will vest, subject to continued employment or service through the applicable vesting date: (1) 15% of the RSUs shall vest on the first anniversary of the grant date; (2) 17.5% of the RSUs shall vest on the second anniversary of the grant date; (3) 20% of the RSUs shall vest on the third anniversary of the grant date; (4) 22.5% of the RSUs shall vest on the fourth anniversary of the grant date; and (5) 25% of the RSUs shall vest on the fifth anniversary of the grant date.
(11)	Includes 13,260 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will vest within 60 days of the Record Date subject to continued employment or service through the first anniversary of the grant date. Does not include up to 75,140 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will not vest within 60 days of the Record Date. The RSUs will vest, subject to continued employment or service through the applicable vesting date: (1) 15% of the RSUs shall vest on the first anniversary of the grant date; (2) 17.5% of the RSUs shall vest on the second anniversary of the grant date; (3) 20% of the RSUs shall vest on the third anniversary of the grant date; (4) 22.5% of the RSUs shall vest on the fourth anniversary of the grant date; and (5) 25% of the RSUs shall vest on the fifth anniversary of the grant date.
(12)	Includes 13,260 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will vest within 60 days of the Record Date subject to continued employment or service through the first anniversary of the grant date. Does not include up to 75,140 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will not vest within 60 days of the Record Date. The RSUs will vest, subject to continued employment or service through the applicable vesting date: (1) 15% of the RSUs shall vest on the first anniversary of the grant date; (2) 17.5% of the RSUs shall vest on the second anniversary of the grant date; (3) 20% of the RSUs shall vest on the third anniversary of the grant date; (4) 22.5% of the RSUs shall vest on the fourth anniversary of the grant date; and (5) 25% of the RSUs shall vest on the fifth anniversary of the grant date.

Updated Table of Selling Securityholders

Where the name of a selling securityholder identified in the table below also appears in the table in the Prospectus on pages 124 and 125, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the Prospectus.

The following table sets forth, as of the date of this Supplement, the names of the selling securityholders and the number of shares of Class A Common Stock which may be offered by such selling securityholders pursuant to the offering described in the Prospectus. The voting power percentage is based on 107,413,246 shares of Common Stock issued and outstanding as November 6, 2024, on a fully diluted basis.

	Shares Beneficially Owned Before this Offering		Shares Being Offered(2)	Shares Beneficially Owned After this Offering(2)
Name and Address of Beneficial Owner(1)	Shares of Class A Common Stock	Voting Power Percentage	Shares of Class A Common Stock	Shares of Class A Common Stock	Voting Power Percentage
FAST Sponsor II LLC(3)	712,500	*	712,500	—	0.0%
Infinite Acquisitions Partners LLC(4)	45,309,427	42.2%	45,309,427	—	0.0%
Katmandu Ventures, LLC(5)	28,134,321	26.2%	28,134,321	—	0.0%
CilMar Ventures, LLC Series A(6)	26,388,415	24.6%	26,388,415	—	0.0%
Meteora Strategic Capital, LLC(7)	20,000	*	20,000	—	0.0%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each person is c/o Falcon’s Beyond Global, Inc., 1768 Park Center Drive, Orlando, Florida 32835.
(2)	Assumes that the selling securityholders sell all of the shares of Class A Common Stock registered for resale hereby.
(3)	Includes (i) 112,500 shares of Class A Common Stock initially issued as Earnout Shares pursuant to the Earnout Escrow Agreement, which shares were earned and released to Sponsor from escrow following the filing of the 2023 Form 10-K, and (ii) 600,000 Earnout Shares (after reflecting (x) 112,500 shares earned and 187,500 shares forfeited following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement and (y) 262,500 shares forfeited pursuant to the Earnout Forfeiture) which are outstanding and held in escrow and will vest or be forfeited based on certain milestones set forth in the Earnout Escrow Agreement. FAST II Sponsor entered into an agreement with Universal Kat Holdings, LLC, effective as of September 30, 2024, pursuant to which Sponsor agreed to sell all of the Class A Common Stock it owns to Universal Kat, with such sale and purchase subject to conditions including the payment in full of the purchase price for the shares, to occur on or before May 15, 2025, and other closing conditions. As a result, Fast II Sponsor shall retain beneficial ownership over such shares until the closing of such transaction The Sponsor’s business address is 109 Old Branchville Road, Ridgefield, CT 06877.
(4)	Includes (i) 225,000 shares of Class A Common Stock issued to Infinite Acquisitions upon conversion of the principal amount of $2.25 million outstanding under the Infinite Promissory Note, (ii) 4,309,880 shares of Class A Common Stock initially issued to Infinite Acquisitions as Falcon’s Opco Financing Units and Additional Falcon’s Opco Financing Unit Consideration, of which Infinite Acquisitions has converted 2,000,000 of such units into 2,000,000 shares of Class A Common Stock and has delivered 274,306 of such shares to Infinite Founder Series and sold 425,619 shares pursuant to the Prospectus, (iii) 22,272,939 shares of Class A Common Stock issuable upon the redemption of 22,272,939 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, which units were initially issued to Infinite Acquisitions prior to the Business Combination, (iv) 75,000 shares of Class A Common Stock initially issued as Earnout Shares pursuant to the Earnout Escrow Agreement, which shares were earned and released to Infinite Acquisitions from escrow following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement, (v) 5,026,608 shares of Class A Common Stock issuable upon the redemption of 5,026,608 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, initially issued as Earnout Units and Earnout Shares pursuant to the Earnout Escrow Agreement, which units and shares were earned and released to Infinite Acquisitions from escrow following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement, and (vi)(x) 400,000 Earnout Shares in the form of Class A Common Stock (after reflecting (I) 75,000 shares earned and 125,000 shares forfeited following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement and (II) 175,000 shares forfeited pursuant to the Earnout Forfeiture) and (y) 13,000,000 Earnout Shares in the form of Earnout Units and an equal number of shares of Class B Common Stock (after reflecting (I) 5,026,608 shares and units earned and 6,350,000 shares and units forfeited following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement and (II) 8,890,000 shares and units forfeited pursuant to the Earnout Forfeiture) which are outstanding and held in escrow and will vest or be forfeited based on certain milestones set forth in the Earnout Escrow Agreement. The shares that Infinite Acquisitions may sell under this prospectus includes up to 35,907,551 shares of Class A Common Stock which Infinite Acquisitions is obligated to deliver to Infinite Founder Series pursuant to the terms of a redemption agreement between Infinite Acquisitions and Infinite Founder Series. Beginning on or about February 14, 2024 and continuing on each February 14 on an annual basis for eight years thereafter, Infinite Acquisitions is obligated to transfer to Infinite Founder Series up to an aggregate of up to 35,907,551 shares of Class A Common Stock, consisting of up to 13,441,004 shares of Class A Common Stock which may be received by Infinite Acquisitions upon redemption of an equal number of units of Falcon’s Opco and up to an additional 22,466,547 shares of Class A Common Stock which may be received by Infinite Acquisitions upon redemption of an equal number of units of Falcon’s Opco if the criteria for release under the Earnout Escrow Agreement is met. The number of shares of Class A Common Stock to be delivered at each payment date is to be reduced by up to 20% of the amount deliverable, subject to an implied minimum share price of $10 per share. In February 2024, Infinite Acquisitions initiated the delivery of 273,413 shares of Class A Common Stock in satisfaction of the first of the required transfers under the Founder Series Redemption Obligation. The address of Infinite Acquisitions is 2430 Pump Road #356, Henrico, Virginia 23233.

(5)	Includes (i) 1,745,906 shares of Class A Common Stock received from a third party in exchange for the assignment of indebtedness, of which 1,230,000 shares are subject to transfer restrictions until October 6, 2025, (ii) 12,245,469 shares of Class A Common Stock issuable upon the redemption of 12,245,469 units of Falcon’s Opco, issued to Katmandu Ventures prior to the Business Combination, and the simultaneous cancellation of an equal number of shares of Class B Common Stock of the Company, (iii) 1,142,946 shares of Class A Common Stock issuable upon the redemption of 1,142,946 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, initially issued as Earnout Units and Earnout Shares pursuant to the Earnout Escrow Agreement, which shares and units were earned and released to Katmandu Ventures from escrow following the filing of the 2023 Form 10-K, and (iii) 13,000,000 shares of Class A Common Stock issuable upon the redemption of 13,000,000 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, issued as Earnout Units and Earnout Shares pursuant to the Earnout Escrow Agreement (after reflecting (x) 1,142,946 shares and units earned and 2,918,750 shares and units forfeited following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement and (y) 4,086,250 shares and units forfeited pursuant to the Earnout Forfeiture) which are outstanding and held in escrow and will vest or be forfeited based on certain milestones set forth in the Earnout Escrow Agreement. The address of Katmandu Ventures is 3420 Pump Road #140, Henrico, Virginia 23233.
(6)	Includes (i) 12,245,469 shares of Class A Common Stock issuable upon the redemption of 12,245,469 units of Falcon’s Opco, issued to CilMar prior to the Business Combination, and the simultaneous cancellation of an equal number of shares of Class B Common Stock of the Company, (ii) 1,142,946 shares of Class A Common Stock issuable upon the redemption of 1,142,946 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, initially issued as Earnout Units and Earnout Shares pursuant to the Earnout Escrow Agreement, which shares and units were earned and released to CilMar from escrow following the filing of the 2023 Form 10-K, and (iii) 13,000,000 shares of Class A Common Stock issuable upon the redemption of 13,000,000 units of Falcon’s Opco and the simultaneous cancelation of an equal number of shares of Class B Common Stock of the Company, issued as Earnout Units and Earnout Shares pursuant to the Earnout Escrow Agreement (after reflecting (x) 1,142,946 shares and units earned and 2,918,750 shares and units forfeited following the filing of the 2023 Form 10-K pursuant to the terms of the Earnout Escrow Agreement and (y) 4,086,250 shares and units forfeited pursuant to the Earnout Forfeiture) which are outstanding and held in escrow and will vest or be forfeited based on certain milestones set forth in the Earnout Escrow Agreement. The address of CilMar, Kaiao Kollective, and Mr. and Mrs. Magpuri is 11515 Waterstone Loop Drive, Windermere, FL 34786.
(7)	Reflects shares of Class A Common Stock transferred by the Sponsor to Meteora Strategic Capital, LLC as consideration for services provided in the Business Combination. The address of the Meteora Strategic Capital LLC is 1200 North Federal Highway, Suite 200, Boca Raton, FL 33432.

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